Exhibit 99.1

AAON ANNOUNCES RETIREMENT OF CFO, SCOTT ASBJORNSON
AND
PROMOTION OF REBECCA THOMPSON

TULSA, OK, April 30, 2021 – Today, Scott M. Asbjornson, Vice President, Finance and Chief Financial Officer (CFO), notified AAON, Inc. (the "Company") of his decision to retire from the Company to pursue other interests, effective immediately. Concurrently, the Company’s Board of Directors has appointed Rebecca A. Thompson as Vice President, Finance and Chief Financial Officer, effective immediately.

Scott has served as Vice President, Finance and CFO since August 2012. Prior to that, he served as President (2010-2012) and Vice President (2007-2010) of AAON Coil Products, Inc., the Company’s wholly-owned subsidiary, and from 1988 to 2007, held various accounting and finance positions at the Company.

Gary D. Fields, CEO and President, said, “I want to thank Scott for his numerous contributions to AAON during his lengthy career with our Company. Scott served as CFO during a period of transformative growth for the Company and did so while always focusing on creating value for our stockholders. Please join me in congratulating Scott on his well-earned retirement. We wish him all the best as he enters the next phase of his life.”

Mr. Fields continued, “The promotion of Rebecca to the CFO position is an ideal step in our ongoing succession planning process. Scott identified Rebecca’s talents over 10 years ago and led the Company’s recruitment—and ultimate successful hiring—of her in 2012, and in recent years has actively worked to prepare Rebecca for this new role at the Company.”

Rebecca A. Thompson, 42, joined the Company in 2012 as Chief Accounting Officer and assumed the additional role of Treasurer in 2017. Prior to joining the Company, she served as a Senior Manager at Grant Thornton, LLP, where she had 11 years of experience in the assurance division. Ms. Thompson is a licensed certified public accountant and graduated from the University of Tulsa with a Bachelor of Science in Accounting and Master of Information Systems and Accounting.

Mr. Fields concluded, “In Rebecca’s 10 years with the Company, she has consistently demonstrated her immense capabilities. She has been an integral part of the development and successful execution of our business plan and I very much look forward to continuing working with her as she steps into this new role.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com